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                                                                    Exhibit 3.1



                      AMENDED CERTIFICATE OF INCORPORATION
                                       OF
                         ALLIED WASTE INDUSTRIES, INC.


                                   ARTICLE I

        The name of the corporation is ALLIED WASTE INDUSTRIES, INC.


                                   ARTICLE II

        The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                  ARTICLE III

        The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

        (a) The total number of shares of all classes of stock which the corporation shall have authority to issue is two hundred ten million (210,000,000) shares, divided into the following classes: (i) 200,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and (ii) 10,000,000 shares of preferred stock, par value $.10 per share ("Preferred Stock").

        (b) Shares of Preferred Stock may be issued from time to time in one or more series. The board of directors is hereby vested with the authority to fix by resolution the designations, and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions on series of shares of Preferred Stock, including, without limitation, the dividend rate, conversion rights, voting rights, redemption price and liquidation preference of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series.


                                   ARTICLE V

        The governing board of the corporation shall be known as the board of directors, and the number of directors comprising the same shall be determined in accordance with the bylaws of the corporation. The initial board of directors shall consist of three members. The name and mailing address of the initial members of the board of directors, who shall hold office until the first annual meeting of the stockholders, or until their successors are elected and qualify, are as follows:

        Bruce G. Lessey                 827 East Rogers Street
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                                Houston, Texas 77022

        Alan W. Goldsberry      827 East Rogers Street
                                Houston, Texas 77022

        David M. K. Ruth        2929 Allen Parkway, Suite 2500
                                Houston, Texas 77019

                                   ARTICLE VI

        The board of directors of the corporation is expressly and solely authorized to make, alter or repeal bylaws of the corporation.

                                  ARTICLE VII

        No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the personal liability of a director for any act or omission occurring prior to the date this Article becomes effective.

                                  ARTICLE VIII

        8.1 The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        8.2 The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of


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the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     8.3 To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 8.1 and 8.2 of this Article, or in defense of any claim, issue or matter therein, the corporation shall indemnify such director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     8.4 Any indemnification under Sections 8.1 and 8.2 of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 8.1 and 8.2 of this Article. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     8.5 Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article. Such expenses incurred by other employees and agents shall be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     8.6 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

     8.7 The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint


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venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the General Corporation Law of the State of Delaware or this Article.

        8.8 For purposes of this Article, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        8.9 For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        8.10 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                   ARTICLE IX

        Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of section 291 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of section 279 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number, representing three-fourths in value, of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the


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case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

                                   ARTICLE X

        The corporation is to have perpetual existence.

                                   ARTICLE XI

        The name and address of the incorporator is Carolyn G. Hite, Porter & Clements, 700 Louisiana, Suite 3500, Houston, Texas 77002-2730.

        I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true and accordingly I have hereunto set my hand this 13th day of July, 1989.


                                         /s/ CAROLYN G. HITE
                                        --------------------------------------
                                        Carolyn G. Hite


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THE STATE OF TEXAS

COUNTY OF HARRIS

        Before me, the undersigned authority, on this date personally appeared Carolyn G. Hite, known to me to be the person whose name is subscribed to the foregoing certificate, and acknowledged to me that she executed said certificate as his free act and deed and that the facts therein stated are true.

        Given under my hand and seal this 13th day of July, 1989.



                                /s/ CAROLE BUCHANAN
                                ____________________________________
                                Notary Public in and for
                                The State of TEXAS


                                    Carole Buchanan
                                ____________________________________
                                Printed Name of Notary Public

                                My Commission Expires 6/3/93

[NOTARY SEAL]


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